Exhibit 99.1

NEWMARKET CORPORATION REPORTS RECORD RESULTS FOR THE YEAR 2011

•	Record Net Income and Earnings Per Share for the Year

•	Petroleum Additives Operating Profit Improves 4 Percent before Gain on Legal Settlement

•	Sales for Year Exceed $2 Billion for First Time

Richmond, VA, February 1, 2012 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the year and fourth quarter 2011.

Net income for the year 2011 increased to $206.9 million, or $15.09 per share, compared to net income of $177.1 million, or $12.09 per share, for the year 2010. For the fourth quarter of this year, net income was $33.7 million, or $2.51 per share, compared to net income of $49.4 million, or $3.47 per share for the same period last year.

The earnings for the current year and prior year periods include the impact from an interest rate swap while the current year also includes a gain on a legal settlement. The following Summary of Earnings reflects net income including these two items, as well as earnings excluding them and the related per share amounts.

	Summary of Earnings
	(In millions, except per-share amounts)
	Fourth Quarter Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Net Income:
Net income	$33.7	$49.4	$206.9	$177.1
(Gain) on legal settlement, net	—	—	(23.9)	—
Loss (gain) on interest rate swap agreement	0.8	(4.4)	10.7	6.3

Income excluding the effects of the legal settlement and interest rate swap	$34.5	$45.0	$193.7	$183.4

Diluted Earnings Per Share:
Net income	$2.51	$3.47	$15.09	$12.09
(Gain) on legal settlement, net	—	—	(1.74)	—
Loss (gain) on interest rate swap agreement	0.06	(0.31)	0.78	0.43

Income excluding the effects of the legal settlement and interest rate swap	$2.57	$3.16	$14.13	$12.52

Petroleum additives operations had another strong performance this year with operating profit of $348.3 million including the benefit of a net gain of $38.7 million from a legal settlement. Excluding the benefit of the legal settlement, petroleum additives operating profit for the year 2011 increased to $309.6 million, an improvement of approximately 4 percent over 2010 operating profit of $299.1 million. The results reflect improved earnings in both the lubricant additives and fuel additives product lines. Sales of petroleum additives for the year increased to $2.1 billion, up 20 percent over sales last year of $1.8 billion including the benefit of a 6 percent increase in shipments. This strong performance of petroleum additives in 2011 includes operating profit improvement in each major geographic region in which we operate. This success is driven by our strong commitment to research and development enabling us to supply our customers with the differentiating top quality products, marketing solutions and technical support that enhance their position in the marketplace.

Petroleum additives operating profit for the fourth quarter of this year was $59.3 million, which was down 18 percent compared to fourth quarter 2010 operating profit of $72.0 million. Sales for the fourth quarter increased to $499 million which was 10 percent higher than sales for the fourth quarter last year even though shipments were down 2 percent. We believe that the decline in shipments and operating profits in the fourth quarter include the effect of reduction of inventory levels by some of our customers, as well as some slowdown in demand influenced by economic issues around the world, predominately in Europe. We also incurred several significant one-time costs in the quarter.

We believe that, despite a softening of demand in Europe and an uncertain world economy, worldwide demand for additives will continue to grow at a 1-2% per annum rate. We remain confident in our ability to continue to exceed this industry growth rate.

The cash flow from our operating performance this year enabled us to repurchase 659,373 shares of our common stock for $94.8 million, increase our dividend from 44 cents per share last January to its current level of 75 cents per share and spend a record $105.5 million in research and development for the year while increasing our revolving debt by only $18 million. We continue to emphasize the use of our strong cash flows on strengthening our business operations and enhancing shareholder value.

The year 2011 was another year of growth and achievements. Both 2011 and future year operations are solidly based on a strategy of delivering the goods and services our customers need to succeed in their marketplace. I want to thank our customers for their continued support and thank our employees for their dedication to meeting our customers’ needs and maintaining a safe working environment in our operations around the world.

Sincerely,

Thomas E. Gottwald

The year 2011 results include a net gain on a legal settlement. All periods included in this earnings release include the expense or income on an interest rate swap related to financing on Foundry Park resulting from the Company valuing the swap agreement at fair value at the end of each reporting period. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as Net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the benefit of the legal settlement and the impact of valuing the swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EST on Thursday, February 2, 2012, to review fourth quarter and year 2011 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 9, 2012 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 386662. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete recent or future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:     804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Revenue:
Petroleum additives	$499.0	$455.0	$2,126.5	$1,774.4
Real estate development	2.9	2.7	11.4	11.3
All other (a)	3.7	2.9	11.7	11.7

Total	$505.6	$460.6	$2,149.6	$1,797.4

Segment operating profit:
Petroleum additives
Petroleum additives before gain on legal settlement, net	$59.3	$72.0	$309.6	$299.1
Gain on legal settlement, net (b)	0.0	0.0	38.7	0.0

Total petroleum additives	59.3	72.0	348.3	299.1

Real estate development	1.7	1.7	7.0	7.0
All other (a)	1.4	(0.7)	2.9	2.4

Segment operating profit	62.4	73.0	358.2	308.5

Corporate unallocated expense	(5.2)	(5.8)	(16.7)	(20.3)
Interest and financing expenses	(4.7)	(4.5)	(18.8)	(17.3)
(Loss) gain on an interest rate swap agreement (c)	(1.4)	7.2	(17.5)	(10.3)
Other (expense), net	(0.4)	(0.4)	(1.5)	(0.6)

Income before income tax expense	$50.7	$69.5	$303.7	$260.0

Net income	$33.7	$49.4	$206.9	$177.1

Basic earnings per share	$2.51	$3.48	$15.10	$12.12

Diluted earnings per share	$2.51	$3.47	$15.09	$12.09

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	On September 13, 2011 we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment is due on September 10, 2012. The gain is net of expenses related to the settlement of the lawsuit.
(c)	The (loss) gain on an interest rate swap represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Revenue:
Net sales - product	$502,698	$457,906	$2,138,127	$1,786,076
Rental revenue	2,858	2,742	11,431	11,316

	505,556	460,648	2,149,558	1,797,392

Costs:
Cost of goods sold - product	379,302	332,537	1,586,145	1,277,505
Cost of rental	1,183	1,183	4,386	4,428

	380,485	333,720	1,590,531	1,281,933

Gross profit	125,071	126,928	559,027	515,459

Selling, general, and administrative expenses	39,784	34,489	151,602	136,967
Research, development, and testing expenses	28,768	25,322	105,496	91,188
Gain on legal settlement, net (a)	—	—	38,656	—

Operating profit	56,519	67,117	340,585	287,304

Interest and financing expenses	4,685	4,533	18,820	17,261
Other (expense) income, net (b)	(1,169)	6,927	(18,048)	(10,047)

Income before income tax expense	50,665	69,511	303,717	259,996

Income tax expense	16,967	20,099	96,810	82,871

Net income	$33,698	$49,412	$206,907	$177,125

Basic earnings per share	$2.51	$3.48	$15.10	$12.12

Diluted earnings per share	$2.51	$3.47	$15.09	$12.09

Shares used to compute basic earnings per share	13,405	14,209	13,707	14,619

Shares used to compute diluted earnings per share	13,405	14,235	13,712	14,650

Cash dividends declared per share	$0.75	$0.44	$2.39	$1.565

Notes to Consolidated Statements of Income

(a)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment is due on September 10, 2012. The gain is net of expenses related to the settlement of the lawsuit.
(b)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $1.4 million for the fourth quarter ended December 31, 2011 and $17.5 million for the twelve months ended December 31, 2011. The gain on the interest rate swap was $7.2 million for the fourth quarter ended December 31, 2010 and the loss was $10.3 million for the twelve months ended December 31, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31 2011	December 31 2010
ASSETS

Current assets:
Cash and cash equivalents	$50,370	$49,192
Short-term investments	0	300
Trade and other accounts receivable, less allowance for doubtful accounts ($516 - 2011; $733 - 2010)	278,332	257,748
Inventories	306,785	273,215
Deferred income taxes	7,261	6,876
Prepaid expenses and other current assets	36,983	15,444

Total current assets	679,731	602,775

Property, plant and equipment, at cost	1,034,472	988,180
Less accumulated depreciation and amortization	681,506	654,204

Net property, plant and equipment	352,966	333,976

Prepaid pension cost	11,494	8,597
Deferred income taxes	35,805	21,974
Other assets and deferred charges	73,619	48,893
Intangibles (net of amortization) and goodwill	38,047	46,526

Total assets	$1,191,662	$1,062,741

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$103,217	$109,250
Accrued expenses	78,546	71,558
Dividends payable	8,529	5,304
Book overdraft	1,680	1,063
Long-term debt, current portion	10,966	4,369
Income taxes payable	13,086	14,843

Total current liabilities	216,024	206,387

Long-term debt	232,601	217,544
Other noncurrent liabilities	193,444	147,170

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,404,831 in 2011 and 14,034,884 in 2010	64	—
Accumulated other comprehensive loss	(98,732)	(73,820)
Retained earnings	648,261	565,460

	549,593	491,640

Total liabilities and shareholders’ equity	$1,191,662	$1,062,741

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Twelve Months Ended
	December 31
	2011	2010

Net income	$206,907	$177,125
Depreciation and amortization	41,749	37,667
Cash pension and postretirement contributions	(31,376)	(22,168)
Noncash pension and postretirement expense	16,499	16,743
Gain on legal settlement, net	(38,656)	—
Proceeds from legal settlement	25,000	—
Working capital changes	(62,011)	(62,997)
Capital expenditures	(53,515)	(36,406)
Net borrowings under revolving credit agreement	18,000	4,000
Repurchases of common stock	(98,093)	(121,517)
Dividends paid	(32,588)	(22,608)
Repayment of Foundry Park I construction loan	—	(99,102)
Borrowing under Foundry Park I mortgage loan	—	68,400
Acquisition of business	—	(41,300)
All other	9,262	(476)

Increase (decrease) in cash and cash equivalents	$1,178	$(102,639)

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010

Net Income	$33,698	$49,412	$206,907	$177,125

Add:
Interest and financing expenses	4,685	4,533	18,820	17,261
Income tax expense	16,967	20,099	96,810	82,871
Depreciation and amortization	10,600	9,836	41,749	37,667

EBITDA	65,950	83,880	364,286	314,924

Less: Gain on legal settlement	—	—	(38,656)	—
Plus Loss/Less Gain: Interest rate swap agreement	1,363	(7,232)	17,516	10,324

EBITDA, as adjusted	67,313	76,648	343,146	325,248